 Exhibit 99.1

News Release

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2012 FOURTH QUARTER AND FULL YEAR RESULTS

IONIA, Mich., Jan. 30, 2012 - Independent Bank Corporation (Nasdaq: IBCP) reported fourth quarter 2012 net income applicable to common stock of $10.8 million, or $0.36 per diluted share, versus a net loss applicable to common stock of $9.8 million, or $1.15 per share, in the prior-year period.  For the year ended Dec. 31, 2012, the Company reported net income applicable to common stock of $21.9 million, or $0.80 per diluted share, compared to a net loss applicable to common stock of $24.4 million, or $2.94 per share, in the prior-year period.  For periods where the Company is reporting a profit, the diluted earnings per share calculation includes, among other things, the assumed conversion of mandatorily convertible preferred stock using a five-day average price per common share based on the applicable period end.

The Company’s fourth consecutive profitable quarter was highlighted by:

•	Completion of the previously announced branch sale with a resulting net gain of $5.4 million.
•	Additional improvement in asset quality, with non-performing assets down 15% during the quarter and 37% since the end of 2011.
•	A $6.5 million, or 94%, year-over-year decline in the quarterly provision for loan losses.
•	Strong mortgage-banking results with a $1.8 million, or 51%, year-over-year increase in quarterly net gains on mortgage loans.
•	Regulatory capital ratios that increased significantly and remain substantially above minimum requirements for “well-capitalized” institutions.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are very pleased to report our fourth consecutive quarter of profitability in 2012 as well as further progress in improving asset quality, as evidenced by a reduction in our non-performing loans, loan net charge-offs and the provision for loan losses as compared to the year ago quarter.  With the completion of the branch sale and the resulting increase in our regulatory capital ratios, our capital initiatives are now centered on strategies to convert the preferred stock owned by the U.S. Treasury into common stock and exit TARP.  We are also focused on preserving the potential future use of our net deferred tax asset, which totaled approximately $65.1 million at Dec. 31, 2012 and on which we have established a full valuation allowance.  The potential future recovery of this valuation allowance represents a source of capital that would be of substantial value to our shareholders.”

Operating Results

The Company’s net interest income totaled $20.9 million during the fourth quarter of 2012, a decrease of $2.1 million, or 9.1% from the year-ago period, and a decrease of $0.6 million, or 2.7% from the third quarter of 2012.  The Company’s net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.96% during the fourth quarter of 2012, compared to 4.40% in the year-ago period, and 3.92% in the third quarter of 2012. The net interest margin decreased on a year-over-year basis due primarily to a change in asset mix, as higher yielding loans declined and lower yielding interest-bearing cash balances and short-term investments increased.  However, in Dec. 2012, lower yielding interest-bearing cash balances and other short-term investments declined primarily due to funding needed for the branch sale. Average interest-earning assets were $2.10 billion in the fourth quarter of 2012 compared to $2.08 billion in the year-ago quarter and $2.18 billion in the third quarter of 2012.

For the full year of 2012, net interest income totaled $86.3 million, a decrease of $8.3 million, or 8.8% from 2011.  The Company’s net interest margin for the full year of 2012 decreased to 4.01% compared to 4.42% in 2011.  The reasons for the decline in net interest income for the full year of 2012 are generally consistent with those described above for the comparative year-over-year quarterly periods.

Service charges on deposits totaled $4.4 million and $17.9 million, respectively, for the fourth quarter and full year of 2012, compared to $4.6 million and $18.3 million, respectively, in the year ago periods.  Interchange income totaled $2.1 million and $9.2 million for the fourth quarter and full year of 2012, respectively, compared to $2.3 million and $9.1 million, respectively, in the year ago periods.  The year-over-year quarterly declines in 2012 are due primarily to the impact of the branch sale.

Net gains on mortgage loans were $5.3 million in the fourth quarter of 2012, compared to $3.5 million in the year-ago quarter.  For the full year of 2012, net gains on mortgage loans totaled $17.3 million compared to $9.3 million in 2011. The increase in net gains relates primarily to a rise in mortgage loan sales volume associated with increased origination volume driven by record low interest rates.

Mortgage loan servicing generated income of $0.9 million in the fourth quarter of 2012 compared to a loss of $0.1 million in the fourth quarter of 2011. This improvement was due to the change in the impairment reserve (a $1.1 million impairment recovery in the fourth quarter of 2012 compared to a $0.2 million impairment charge in the year-ago quarter) that was partially offset by a $0.3 million increase in the amortization of capitalized mortgage loan servicing rights.  The recovery of a portion of previously recorded impairment charges in the fourth quarter of 2012 primarily reflects the payoff/refinance of higher interest rate loans as well as a modest increase in interest rates which caused expected future mortgage loan prepayment speeds to slightly decrease.  For the full year of 2012 and 2011, mortgage loan servicing generated income of $0.2 million and a loss of $2.0 million, respectively.  The full year comparative variance is primarily due to the change in the impairment reserve (a $0.5 million impairment recovery in 2012 compared to a $3.3 million impairment charge in 2011) that was partially offset by a $1.6 million increase in the amortization of capitalized mortgage loan servicing rights.  Capitalized mortgage loan servicing rights totaled $11.0 million at Dec. 31, 2012 compared to $11.2 million at Dec. 31, 2011.  As of Dec. 31, 2012, the Company serviced approximately $1.75 billion in mortgage loans for others on which servicing rights have been capitalized.

The Company recorded a net gain of $5.4 million on the sale of 21 branches.  This transaction closed on December 7, 2012 and resulted in the transfer of approximately $403.1 million of deposits and the sale of approximately $48.0 million of loans.  The transaction also resulted in the transfer of $336.1 million of cash to the purchaser of the branches.

Non-interest expenses totaled $29.9 million in the fourth quarter of 2012, compared to $36.7 million in the year-ago period.  The quarterly year-over-year decline in non-interest expenses was primarily due to decreases in occupancy costs (down $0.4 million), loan and collection costs (down $0.5 million), legal and professional fees (down $0.6 million), net losses on other real estate and repossessed assets (down $0.8 million), credit card and bank service fees (down $0.3 million), vehicle service contract counterparty contingencies (down $5.5 million) and the provision for loss reimbursement on sold loans (down $0.6 million).  These declines were partially offset by a $1.9 million increase in compensation and benefits.  For the full year of 2012, non-interest expenses totaled $116.7 million versus $133.9 million in 2011.  The categories of non-interest expenses that declined for the full year of 2012 are generally consistent with those described above for the comparative year-over-year quarterly periods.  Credit related costs (loan and collection, net losses on other real estate and repossessed assets, and vehicle service contract counterparty contingencies) have declined significantly in 2012, which primarily reflects the overall decrease in the volume of problem credits (non-performing loans and “watch” credits), stabilization in collateral values, and lower expected incurred losses and reduced levels of payment plan receivables.  The increase in compensation and benefits primarily reflects expenses associated with reinstating certain employee incentive programs (including the Company’s employee stock ownership plan) that had been suspended or reduced in prior years, and severance costs related to staff reduction initiatives.   Excluding the impact of the branch sale, average full time equivalent employee levels declined by 7.5% during 2012 as compared to the prior year period.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  "Our provision for loan losses decreased by $6.5 million, or 93.5%, in the fourth quarter of 2012 compared to the year-ago amount, primarily reflecting a reduction in non-performing loans, a lower level of watch credits, reduced loan net charge-offs, and an overall decline in total loan balances.  Since the start of 2012, non-performing loans and commercial loan watch credits have declined by approximately 45% and 33%, respectively.  In addition, thirty- to eighty-nine day delinquency rates at Dec. 31, 2012 were 0.97% for commercial loans and 1.40% for mortgage and consumer loans. These delinquency rates continue to be well managed as we strive to further improve asset quality and reduce credit related costs."

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	12/31/2012	12/31/2011	12/31/2010
	(Dollars in Millions)
Commercial	$14.8	$29.3	$29.6
Consumer/installment	2.3	3.5	4.2
Mortgage	15.7	26.2	30.9
Payment plan receivables(2)	0.1	0.9	2.9
Total	$32.9	$59.9	$67.6
Ratio of non-performing loans to total portfolio loans	2.32%	3.80%	3.73%
Ratio of non-performing assets to total assets	2.92%	4.07%	4.22%
Ratio of the allowance for loan losses to non-performing loans	134.43%	98.33%	100.50%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)
Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. These balances exclude receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

Non-performing loans have declined by $26.9 million, or 45.0%, since year-end 2011.  All categories of non-performing loans declined, but the principal decreases since year-end 2011 were in commercial loans and residential mortgage loans. The decline in non-performing loans primarily reflects loan net charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE during 2012.  Non-performing commercial loans have declined by $63.3 million, or 81.1%, since they peaked in 2008.  Non-performing retail (residential mortgage and consumer/installment) loans have declined by $41.1 million, or 69.5%, since they peaked in 2009.  Other real estate and repossessed assets totaled $26.1 million at Dec. 31, 2012, compared to $34.0 million at Dec. 31, 2011.

The provision for loan losses was $0.4 million and $6.9 million in the fourth quarters of 2012 and 2011, respectively.  For the full year of 2012, the provision for loan losses totaled $6.9 million versus $27.9 million in 2011.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans, and loan net charge-offs.  Loan net charge-offs were $4.2 million (1.15% annualized of average loans) in the fourth quarter of 2012, compared to $6.9 million (1.70% annualized of average loans) in the fourth quarter of 2011.  Loan net charge-offs were $20.9 million (1.46% of average loans) and $37.0 million (2.20% of average loans) for all of 2012 and 2011, respectively.  The full year decline in 2012 loan net charge-offs by category were: commercial loans $9.7 million; mortgage loans $5.0 million; and consumer/installment loans $1.3 million.  At Dec. 31, 2012, the allowance for loan losses totaled $44.3 million, or 3.12% of portfolio loans, compared to $58.9 million, or 3.73% of portfolio loans, at Dec. 31, 2011.

Balance Sheet, Liquidity and Capital

Total assets were $2.02 billion at Dec. 31, 2012, a decrease of $283.5 million, or 12.3%, from Dec. 31, 2011.  The decline in total assets is due to the impact of the branch sale.  Loans, excluding loans held for sale, were $1.42 billion at Dec. 31, 2012, compared to $1.58 billion at Dec. 31, 2011.  Deposits totaled $1.78 billion at Dec. 31, 2012, a decrease of $306.6 million from Dec. 31, 2011.  Excluding the impact of the branch sale, deposits would have increased by $96.5 million during 2012.

Cash and cash equivalents totaled $179.8 million at Dec. 31, 2012, versus $341.1 million at Dec. 31, 2011.  This decrease is due to the impact of the branch sale.  Securities available for sale totaled $208.4 million at Dec. 31, 2012, versus $157.4 million at Dec. 31, 2011.  This $51.0 million increase is primarily due to the purchase of residential mortgage-backed and U.S. government agency securities during 2012.

Total shareholders’ equity was $135.0 million at Dec. 31, 2012, or 6.7% of total assets.  Tangible common equity totaled $46.8 million at Dec. 31, 2012, or $5.15 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratio	12/31/2012	12/31/2011	Well Capitalized Minimum
Tier 1 capital to average total assets(1)	8.26%	6.77%	5.00%
Tier 1 capital to risk-weighted assets	13.67%	10.13%	6.00%
Total capital to risk-weighted assets	14.95%	11.41%	10.00%

(1)	This ratio would be 9.40% at 12/31/12 if based on period end assets rather than average assets.

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq Symbol: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.0 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates convenient locations across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Independent Bank has received the “Highest Customer Satisfaction with Retail Banking in the North Central Region” from the J.D. Power and Associates 2012 Retail Banking Satisfaction StudySM.  The J.D. Power and Associates study results are based on experiences and perceptions of consumers surveyed January-February, 2012. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our website at: www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future  operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, estimates of credit quality trends, and statements about the potential value of our deferred tax assets. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance.  These forward-looking statements involve assumptions and are subject to substantial risks and uncertainties, such as changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital restoration plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, our ability to collect receivables from Mepco Finance Corporation’s counterparties related to cancellations of payment plans, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31,	December 31,
	2012	2011
	(unaudited)
Assets	(In thousands, except share amounts)
Cash and due from banks	$55,487	$62,777
Interest bearing deposits	124,295	278,331
Cash and Cash Equivalents	179,782	341,108
Trading securities	110	77
Securities available for sale	208,413	157,444
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	20,838	20,828
Loans held for sale, carried at fair value	47,487	44,801
Loans held for sale, carried at lower of cost or fair value	3,292	-
Loans
Commercial	617,258	651,155
Mortgage	527,340	590,876
Installment	189,849	219,559
Payment plan receivables	84,692	115,018
Total Loans	1,419,139	1,576,608
Allowance for loan losses	(44,275)	(58,884)
Net Loans	1,374,864	1,517,724
Other real estate and repossessed assets	26,133	34,042
Property and equipment, net	47,016	62,548
Bank-owned life insurance	50,890	49,271
Other intangibles	3,975	7,609
Capitalized mortgage loan servicing rights	11,013	11,229
Prepaid FDIC deposit insurance assessment	9,448	12,609
Vehicle service contract counterparty receivables, net	18,449	29,298
Accrued income and other assets	22,157	18,818
Total Assets	$2,023,867	$2,307,406
Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$488,126	$497,718
Savings and interest-bearing checking	871,238	1,019,603
Reciprocal	33,242	28,508
Retail time	372,340	526,525
Brokered time	14,591	13,771
Total Deposits	1,779,537	2,086,125
Other borrowings	17,625	33,387
Subordinated debentures	50,175	50,175
Vehicle service contract counterparty payables	7,725	6,633
Accrued expenses and other liabilities	33,830	28,459
Total Liabilities	1,888,892	2,204,779
Shareholders' Equity
Convertible preferred stock, no par value, 200,000 shares authorized; 74,426 shares issued and outstanding at December 31, 2012 and December 31, 2011; liquidation preference: $85,150 at December 31, 2012 and $81,023 at December 31, 2011	84,204	79,857
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 9,093,732 shares at December 31, 2012 and 8,491,526 shares at December 31, 2011	251,237	248,950
Accumulated deficit	(192,408)	(214,259)
Accumulated other comprehensive loss	(8,058)	(11,921)
Total Shareholders' Equity	134,975	102,627
Total Liabilities and Shareholders' Equity	$2,023,867	$2,307,406

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2012	2012	2011	2012	2011
	(unaudited)
	(In thousands)
Interest Income
Interest and fees on loans	$22,353	$23,385	$25,766	$93,780	$110,574
Interest on securities
Taxable	688	655	314	2,934	1,422
Tax-exempt	243	261	288	1,044	1,219
Other investments	430	432	362	1,640	1,547
Total Interest Income	23,714	24,733	26,730	99,398	114,762
Interest Expense
Deposits	1,961	2,223	2,571	8,913	15,257
Other borrowings	879	1,059	1,198	4,230	4,936
Total Interest Expense	2,840	3,282	3,769	13,143	20,193
Net Interest Income	20,874	21,451	22,961	86,255	94,569
Provision for loan losses	449	251	6,917	6,887	27,946
Net Interest Income After Provision for Loan Losses	20,425	21,200	16,044	79,368	66,623
Non-interest Income
Service charges on deposit accounts	4,395	4,739	4,617	17,887	18,306
Interchange income	2,135	2,324	2,259	9,188	9,091
Net gains (losses) on assets
Mortgage loans	5,282	4,602	3,509	17,323	9,262
Securities	72	301	(22)	1,226	249
Other than temporary impairment loss on securities
Total impairment loss	(7)	(70)	(614)	(339)	(760)
Loss recognized in other comprehensive loss	-	-	-	-	-
Net impairment loss recognized in earnings	(7)	(70)	(614)	(339)	(760)
Mortgage loan servicing	882	(364)	(126)	166	(2,011)
Title insurance fees	484	482	375	1,963	1,465
(Increase) decrease in fair value of U.S. Treasury warrant	(74)	(32)	112	(285)	1,137
Net gain on branch sale	5,402	-	-	5,402	-
Other	2,826	2,560	2,381	11,034	10,174
Total Non-interest Income	21,397	14,542	12,491	63,565	46,913
Non-interest Expense
Compensation and employee benefits	14,385	13,610	12,452	53,983	50,484
Occupancy, net	2,416	2,482	2,768	10,104	11,183
Loan and collection	1,836	2,832	2,309	9,965	12,414
Data processing	2,049	2,024	2,113	8,009	8,208
Furniture, fixtures and equipment	1,248	1,194	1,307	5,043	5,535
Legal and professional	1,058	952	1,611	4,175	3,941
FDIC deposit insurance	817	816	735	3,306	3,507
Communications	783	785	852	3,269	3,552
Net losses on other real estate and repossessed assets	943	291	1,710	2,854	5,824
Advertising	652	647	539	2,494	2,503
Credit card and bank service fees	383	433	727	2,091	3,656
Interchange expense	478	468	411	1,799	1,543
Vehicle service contract counterparty contingencies	551	281	6,046	1,629	11,048
Provision for loss reimbursement on sold loans	361	193	973	1,112	1,993
Write-down of property and equipment held for sale	-	860	-	860	-
Recoveries related to unfunded lending commitments	(91)	(538)	(48)	(688)	(36)
Other	2,038	1,966	2,208	6,730	8,593
Total Non-interest Expense	29,907	29,296	36,713	116,735	133,948
Income (Loss) Before Income Tax	11,915	6,446	(8,178)	26,198	(20,412)
Income tax expense (benefit)	-	-	536	-	(212)
Net Income (Loss)	$11,915	$6,446	$(8,714)	$26,198	$(20,200)
Preferred stock dividends and discount accretion	1,106	1,093	1,055	4,347	4,157
Net Income (Loss) Applicable to Common Stock	$10,809	$5,353	$(9,769)	$21,851	$(24,357)

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2012	2012	2011	2012	2011
	(unaudited)
Per Common Share Data
Net Income (Loss) Per Common Share (A)
Basic (B)	$1.21	$.61	$(1.15)	$2.51	$(2.94)
Diluted (C)	.36	.16	(1.15)	.80	(2.94)
Cash dividends declared per common share	.00	.00	.00	.00	.00

Selected Ratios (D)
As a Percent of Average Interest-Earning Assets
Interest income	4.50%	4.52%	5.12%	4.62%	5.36%
Interest expense	0.54	0.60	0.72	0.61	0.94
Net interest income	3.96	3.92	4.40	4.01	4.42
Net Income (Loss) to (A)
Average common shareholders’ equity	99.01%	62.71%	(124.60)%	68.29%	(68.44)%
Average assets	1.87	0.89	(1.68)	0.92	(1.02)

Average Shares
Basic (B)	8,921,761	8,778,899	8,480,507	8,709,389	8,277,280
Diluted (C)	33,301,197	39,674,719	69,908,107	32,885,138	69,687,356

(A) These amounts are calculated using net income (loss) applicable to common stock.  For any period in which net income is recorded, dividends on convertible preferred stock are added back in the diluted per share calculation.

(B) Average shares of common stock for basic net income (loss) per common share include shares issued and outstanding during the period and participating share awards.

(C) Average shares of common stock for diluted net income per common share include shares to be issued upon conversion of convertible preferred stock, shares to be issued upon exercise of common stock warrants, shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors.  For any period in which a loss is recorded, the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and are thus ignored in the diluted per share calculation.

(D) Ratios have been annualized for quarterly periods.